Exhibit 10.24
EXECUTION COPY
PROFESSIONAL SERVICES AGREEMENT
          THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2011 (the “Effective Date”) by and between Waud Capital Partners, L.L.C., a Delaware limited liability company (“WCP”), and Acadia Healthcare Company, LLC, a Delaware limited liability company (the “LLC”). Capitalized terms used and not otherwise defined herein have the meanings set forth in that certain Second Amended and Restated Limited Liability Company Agreement of Acadia Healthcare Holdings, LLC, dated as of the date hereof (the “LLC Agreement”).
          WHEREAS, the LLC desires to receive financial and management consulting services from WCP and obtain the benefit of WCP’s experience in business and financial management generally and its knowledge of the LLC and the LLC’s financial affairs in particular; and
          WHEREAS, WCP is willing to provide financial and management consulting services to the LLC, and the compensation arrangements set forth in this Agreement are designed to compensate WCP for such services.
          NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, WCP and the LLC hereby agree as follows:
     1. Engagement. The LLC hereby engages WCP as a financial and management consultant, and WCP hereby agrees to provide financial and management consulting services to the LLC, all on the terms and subject to the conditions set forth below.
     2. Services of WCP. WCP hereby agrees during the term of this engagement to consult with the Board, the boards of managers (or similar governing bodies) of the LLC’s Subsidiaries and other Affiliates and the management of the LLC and its affiliates in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including: (a) corporate strategy; (b) budgeting of future corporate investments; (c) acquisition and divestiture strategies; and (d) debt and equity financings.
     3. Personnel. WCP shall provide and devote to the performance of this Agreement such partners, employees and agents of WCP as WCP shall deem appropriate for the furnishing of the services required hereby.
     4. Fees. Subject to Section 6, WCP shall be entitled to receive from the LLC (a) commencing on the Effective Date and continuing until dissolution of the LLC, an annual advisory fee (the “Advisory Fee”), payable on the Effective Date for the period from and including the Effective Date to an including June 30, 2011 and thereafter on a semi-annual basis on January 1 and July 1 of each year in advance (each such date, an “Advisory Fee Due Date”), as compensation for the financial and management consulting services WCP has agreed to provide the LLC hereunder, (b) a transaction fee in cash in the amount of $3,600,000, payable on the Effective Date, (c) a commitment fee in cash in the amount of $450,000, payable on the Effective Date; (d) a financing fee in cash in the amount of $2,100,000, payable on the Effective Date, (e) upon consummation of any Applicable Loans, financing fees, in cash in an aggregate amount equal to 1.5% of the aggregate principal amount of all Applicable Loans (except in the case of public bond issuances, in which case it shall be 1.0% of the aggregate amount of all such public bond issuances), as compensation for the negotiation, arranging and structuring services WCP has agreed to provide the LLC with respect to the Applicable Loans; (f) advisory fees in connection with the negotiation and consummation of any acquisitions and/or dispositions (regardless of whether an equity or asset acquisition or disposition) by or of the LLC or any of its Subsidiaries in an

aggregate amount per transaction equal to 2.0% of the gross purchase price of such acquisition(s) or disposition(s) (including any debt and other liabilities assumed or otherwise included in the transaction(s)), such fees to be due and payable at the closing of such acquisition(s) or disposition(s), as applicable, as compensation for the negotiation, arranging and structuring services WCP has agreed to provide the Company with respect thereto; and (g) upon consummation of a Sale of the LLC, a sale fee in cash in an amount equal to 1.5% of the enterprise value assigned to Holdings and its Subsidiaries in connection with or implied by the Sale of the LLC, as compensation for the negotiation, structuring and other services WCP has agreed to provide the LLC with respect to the Sale of the LLC. The Advisory Fee shall be $2,000,000 for the calendar year ending December 31, 2011. Effective January 1, 2012 and January 1 of each year thereafter, the Advisory Fee shall be increased to an amount equal to the greater of (i) 5.0% of EBITDA for the immediately preceding fiscal year (as determined in good faith by the Board) and (ii) 110% of the prior year’s Advisory Fee. Installments of the Advisory Fee payable for any period other than a full six-month period (including the Advisory Fee payment payable on the Effective Date) shall be adjusted on a pro rata basis according to the actual number of days in such period. For purposes of this Agreement, “Applicable Loans” means any credit facility (including incremental loan amount as a result of any amendments to existing credit facilities which have the effect of increasing the committed amount under such facility by the LLC or its Subsidiaries) entered into by the LLC or its Subsidiaries after the Effective Date (other than extensions of credit in the ordinary course of business, including trade payables and equipment leases) with respect to which WCP provided negotiation, arranging or structuring services to the LLC or its Subsidiaries. In no event shall “Applicable Loans” include any credit facility entered into by the LLC or its Subsidiaries after the Effective Date with any Affiliate of WCP if such Affiliate of WCP is receiving a closing or similar fee in connection with such facility. For the purposes of this Agreement, “EBITDA” means, for any period, the result of (i) the consolidated net income (or loss) of Holdings and its Subsidiaries for such period, plus (ii) to the extent deducted in any such period in determining such net income or loss (A) all federal, state and local taxes, (B) interest expense, (C) amortization and depreciation expenses, and (D) extraordinary losses, minus (iii) to the extent included in any such period in determining such net income or loss, extraordinary gains, in each case determined in accordance with United States generally accepted accounting principles applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the internal financial statements of Holdings and its Subsidiaries. Notwithstanding anything to the contrary contained herein, the LLC’s obligation to pay Deferred Fees shall accrue interest on a daily basis at the rate of 8.5% per annum, compounded daily, until such Deferred Fees are paid in full in accordance with the terms hereof, and all such interest accrued shall constitute fees payable pursuant to this Section 4.
     5. Expenses. The LLC shall promptly upon demand reimburse WCP for all reasonable travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by or on behalf of WCP or any of its Affiliates, or any of their respective members, partners, directors, managers, officers, principals, employees or agents (collectively, the “WCP Parties”), in connection with (a) any completed or proposed financing, acquisition, merger, public offering, sale, recapitalization, reorganization or similar transaction involving the Company or any of its Subsidiaries and/or (b) the rendering of any services hereunder (including fees and expenses incurred in attending LLC-related meetings and retaining legal, regulatory, political or other advisors).
     6. Subordination. WCP and the LLC agree that on the terms and conditions herein, until Satisfaction in Full, the payment of any fees to be paid pursuant to Section 4 above, including any interest payable with respect to Deferred Fees (“Fees”), by any Loan Party is subordinated, to the extent and in the manner provided herein, to the prior payment in full of all of the Senior Debt. The Senior Lenders have made and may hereafter make loans and other credit extensions to the Loan Parties in reliance on these provisions and such provisions are for the benefit of the Senior Lenders. The LLC may pay and WCP may accept payment of the Fees only to the extent such payment is permitted by Section 8.08(b) of the Senior Credit Agreement (or any successor provision). Any payments (whether in cash, securities or other property) with respect to the Fees received by any of the WCP Parties in violation of Section 8.08(b) of the Senior Credit Agreement (or any successor provision) shall be held in trust for the Loan Parties and the applicable WCP Parties will forthwith turn over any such payments in the form received, properly endorsed or assigned, to the Loan Parties. Until Satisfaction in Full, none of the WCP Parties will ask, demand, accept, receive or retain any collateral security for the payment of the Fees from any of the Loan Parties, and will not initiate or prosecute, or encourage any other person to initiate or prosecute any claim or other proceeding for such fees; provided that nothing in this Section 6 shall preclude (i) the filing or prosecution of any claim in any proceeding under a Debtor Relief Law (as defined in the Senior Credit Agreement), or (ii) any claim or proceeding to collect any Fee that is both due and payable pursuant to Section 4 above and permitted by the Senior Credit Agreement. As used herein, the following terms have the following meanings:
“Deferred Fee” means any Fee that is due and payable pursuant to Section 4 but is not paid when due, including any Fee not permitted to be paid by the Senior Credit Agreement.
“Loan Party” means the LLC and any subsidiary or affiliate of the LLC that is a “Borrower” or “Guarantor” under the Senior Credit Agreement.
“Satisfaction in Full” or “Satisfied in Full” shall have the meaning set forth in the Senior Credit Agreement.
“Senior Credit Agreement” means the Credit Agreement dated as of the date hereof among the LLC, as borrower, the subsidiaries and affiliates of the LLC identified therein, as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, as amended, modified, supplemented, increased, extended, restated, refinanced and replaced from time to time.
“Senior Debt” means all “Obligations” as such term is defined in the Senior Credit Agreement.
“Senior Lenders” means the lenders from time to time party to the Senior Credit Agreement.
     7. Term. This Agreement shall be in effect for a term commencing on the Effective Date and terminating on the earlier of (a) the tenth anniversary of the Effective Date and (b) the consummation of a Sale of the LLC. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the LLC’s obligations with respect to the fees, costs and expenses incurred by WCP in rendering services hereunder and not paid or reimbursed by the LLC as of the effective date of such termination.
     8. Liability. Neither WCP nor any of its Affiliates (other than the LLC and its Subsidiaries), nor any of their respective members, partners, directors, managers, officers, principals, employees or agents, shall be liable to the LLC or its Subsidiaries or other Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, except to the extent a court of competent jurisdiction shall determine in a final non-appealable order that such loss, liability, damage or expense resulted directly from the gross negligence or willful misconduct of WCP.
     9. Indemnification. The LLC agrees to indemnify and hold harmless WCP and its Affiliates (other than the LLC and its Subsidiaries), and each of their respective members, partners, directors, managers, officers, principals, employees and agents, against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except to the extent resulting from their gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order.

     10. Independent Contractor. WCP shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither WCP nor any of its Affiliates (other than the LLC and its Subsidiaries), nor any of their respective members, partners, directors, managers, officers, principals, employees or agents, shall be considered employees or agents of the LLC as a result of this Agreement nor shall any of them have authority as a result of this Agreement to contract in the name of or bind the LLC, except as expressly agreed to in writing by the LLC.
     11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to WCP and to the LLC at the addresses indicated below (or at such other address as shall be given in writing by one party to the others):
          If to WCP:
Waud Capital Partners, L.L.C.
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Facsimile: (312) 676-8444
Attention: Reeve B. Waud
                 Charles E. Edwards
          If to the LLC:
Acadia Healthcare Holdings, LLC
2849 Paces Ferry Road, Suite 750
Atlanta, Georgia 30339
Attention: Board of Managers
     12. Entire Agreement; Modification. This Agreement, those documents expressly referred to herein and other documents of even date herewith (a) contain the complete and entire understanding and agreement of WCP and the LLC with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, regarding the engagement of WCP in connection with the subject matter hereof. The provisions of this Agreement may be amended, modified and/or waived only with the prior written consent of the LLC and WCP; provided that any amendment to Section 6 that would be adverse to the Senior Lenders shall require the consent of the Administrative Agent under the Senior Credit Agreement.
     13. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.
     14. Assignment. Neither WCP nor the LLC may assign its rights or obligations under this Agreement without the express written consent of the other, except that WCP may assign all or any of its rights and obligations hereunder to any of its Affiliates.

     15. Successors. This Agreement and all of the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties hereto.
     16. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
     17. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     18. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     19. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     20. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be, in each case, by way of example and without limitation. The use of the words “or,” “either,” and “any” shall not be exclusive. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof.
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          IN WITNESS WHEREOF, the undersigned have caused this Professional Services Agreement to be duly executed and delivered as of the date and year first above written.

WCP: WAUD CAPITAL PARTNERS, L.L.C.
By:	/s/ Reeve B. Waud
	Name:	Reeve B. Waud
Its: Authorized Signatory

THE LLC: ACADIA HEALTHCARE COMPANY, LLC
By:	/s/ Joey A. Jacobs
	Name:	Joey A. Jacobs
Its: Chief Executive Officer